Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into as of July 30, 2012, by and between Gary J. Skidmore (the “Executive”) and Harte-Hanks, Inc., a Delaware corporation (the “Company”). The Executive and the Company desire to provide for an orderly transition to the Executive’s successors, and therefore, for good and valuable consideration, the parties hereto agree as follows:

1. Employment Transition. Except as hereinafter otherwise provided, the Executive will remain employed as Executive Vice President and President, Direct Marketing through July 31, 2012 (the “Transition Date”), on which date the Executive’s employment with the Company shall terminate. The parties agree that the Executive’s “Separation from Service” as defined in section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”) shall occur on the Transition Date. The Executive hereby resigns from his positions as officer, director, manager and/or member of all Company subsidiaries and affiliates, and all fiduciary positions that he may hold with respect to any Company, subsidiary, or affiliate employee benefit plans, effective on the Transition Date.

2. Transition Compensation.

(a) Transition Payments. Provided that the Executive has executed and delivered the Additional Release (as defined in Section 7) the Company shall pay the Executive (i) $486,000 in 26 substantially equal fortnightly payments beginning on or about the Transition Date and (ii) $35,000 on the regularly scheduled payroll date next following each of September 1, 2012, December 1, 2012, March 1, 2013 and June 1, 2013 (together, the “Transition Payments”). The Transition Payments are subject to applicable statutory and legal withholding requirements. The Executive shall not be eligible for a bonus or any other incentive compensation for the Executive’s services to the Company in 2012 or thereafter.

(b) Equity Awards. This Agreement does not supersede or modify the terms of outstanding long-term incentive plan awards issued to the Executive prior to the termination of his employment, which shall continue to be governed in all respects by the terms of the applicable long-term incentive plan of the Company, including the Harte-Hanks, Inc. Amended and Restated 1991 Stock Option Plan and the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, and by the terms of the applicable award agreements thereunder. For the avoidance of doubt, the shares of restricted stock issued to the Executive as “Bonus Restricted Stock” shall vest in full on the Transition Date, but all other unvested equity grants held by the Executive shall terminate on the Transition Date.

(c) COBRA. From the Transition Date through the earliest to occur of (i) the eligibility of Executive to participate in an another employer’s employer-sponsored health plan or (ii) August 31, 2013, the Company and the Executive agree that if the Executive elects COBRA coverage consistent with his current healthcare elections, (x) the Company may deduct from the Transition payments the amount the Executive currently pays for his healthcare coverage to be applied to the Executive’s COBRA premium, and (y) the Company shall pay the balance of the Executive’s COBRA premium consistent with his current healthcare elections.

3. Consulting Arrangement. For six months following the Transition Date (the “Consulting Period”) and upon mutual written agreement as to the scope of engagement, the Parties agree that the Company may engage the Executive as a consultant from time-to-time on an as-needed basis for a consulting fee of $200 per hour worked, payable in arrears promptly after the end of each calendar month upon submission of a suitably detailed invoice for the work performed, and in each case subject to the prior written approval of the Chief Executive Officer. The Executive will be reimbursed for all reasonable travel and travel-related expenses that he incurs at the request of the Company in performing services for the Company during the Consulting Period in accordance with the Company’s reimbursement policies and prior written approval of the Chief Executive Officer of the Company. The Company and the Executive reasonably anticipate that the amount of services the Executive will perform for the Company after the Transition Date will permanently decrease to no more than 20% of the average level of services performed by the Executive for the Company during the 36-month period immediately preceding the Transition Date. The Executive will perform such consulting services as an independent contractor during the Consulting Period, and not as an employee or officer of the Company. The Executive will be responsible for all taxes and non-reimbursable expenses attributable to the rendition of his consulting services. This consulting arrangement shall not be deemed to constitute a partnership or joint venture between the Company and the Executive, nor shall this consulting arrangement be deemed to make the Executive an agent of the Company. The Executive acknowledges and agrees that he will have no authority to enter into contracts, commitments, or obligations of any kind, or to make any representations, on behalf of the Company, unless expressly authorized to do so in writing by an authorized representative of the Company. Nor will he have or exercise the authority to supervise or direct the activities of any employee of the Company. For the avoidance of doubt, the Company and the Executive agree that Executive is under no obligation to accept consulting assignments and can decline or accept them as the Executive, in his sole discretion, sees fit.

4. Restrictive Covenants. The Executive shall continue to be bound by his Employment Restrictions Agreement dated on or about March 15, 2011, which is made part of, and incorporated by reference into, this Agreement (the “ERA”), including the non-competition, non-solicitation and confidentiality provisions thereof. Except as modified in this Section 4, the Restrictive Covenants will survive the termination of this Agreement to the extent provided in such agreements. The Executive expressly acknowledges that the compensation and benefits provided to him by the Company pursuant to this Agreement, and the consideration provided to the Executive by the Company during his employment (including the confidential information provided to the Executive during his employment) are sufficient to justify the restrictions imposed upon him in the ERA. The Executive waives any argument to the contrary, and agrees not to challenge the enforceability of the ERA or this Section 4 of this Agreement.

5. Termination of Agreement.

(a) Death or Disability. This Agreement shall automatically terminate upon the death or the “Disability” of the Executive. Under the terms of this Agreement, “Disability” means disability as defined for purposes of Section 409A. In the event of the termination of this Agreement due to the Executive’s death or Disability during the 12-month period following the Transition Date, the Executive’s conservator or guardian or the Executive’s estate (as the case may be) shall be entitled to receive (x) the Transition Payments, (y) any unpaid consulting fees earned pursuant to Section 3 and (z) payment for any unreimbursed consulting expenses incurred pursuant to Section 3.

(b) Termination by the Company for Cause. The Company may terminate this Agreement at any time for “Cause.” For purposes of this Agreement, termination of this Agreement for “Cause” means

(i) that the Company’s Board of Directors has determined in good faith that the Executive committed an act of fraud, dishonesty, gross misconduct or other unethical practices while employed by the Company, and/or

(ii) that the Executive has violated the ERA or has communicated to any other person (x) any statement which directly or indirectly impugns the quality or integrity of the Company’s or any of the other Released Parties’ business or employment practices, or (y) any other disparaging or derogatory remark about the Company or any of the other Released Parties, their officers, directors, managerial personnel, or other employees, except as may be compelled by law or judicial process.

If the Company terminates this Agreement for Cause, the Company shall only be obligated to pay the Executive (1) expenses incurred in accordance with Section 3 and (2) any benefits owed under any Company-sponsored pension or retirement plan (but subject to and in accordance with the terms and limitations of such plans).

(c) Effect of Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties described in Sections 4 (Restrictive Covenants), 7 (Release of Claims) and 8 (Cooperation), of this Agreement shall survive the termination of this Agreement.

6. Certain Tax Matters. The parties acknowledge and agree that: (i) Section 409A would subject the Executive to penalty taxes and interest if he receives payments from a “nonqualified deferred compensation plan” which is subject to 409A before the date that is six months after the date of the Executive’s “separation from service” from the Company, or if earlier, his death or Disability; (ii) the end Transition Date will be treated as the Executive’s date of separation from service for purposes of Section 409A; (iii) the reimbursement of consulting expenses under Section 3 hereof is intended to be a reimbursement of deductible business expenses that is exempt under 409A; (iv) the Transition Payments are intended to be exempted from Section 409A under the short term deferral or separation pay exceptions, and may not be accelerated except as provided in Section 5(a) in the case of death or Disability of the Executive; and (v) no subsequent elections to defer receipt of the Transition Payments will be permitted. All payments provided under this Agreement shall either be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. All payments and benefits provided under this Agreement or otherwise are subject to applicable tax withholding.

7. Releases of Claims.

(a) Current Release. The Executive hereby voluntarily, completely and fully releases, remises, acquits and forever discharges the Company and its respective parents, affiliates, subsidiaries, divisions, branches, units and related entities, and its or their present and former officers, directors, employees, agents, successors and assigns (the “Released Parties”), of and from any and all claims, demands, debts, suits, actions, causes of action, obligations, damages, costs, losses, interest, expenses and liabilities, of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, suspected or unsuspected, reasonably discoverable or not, present, fixed or contingent (collectively, “Claims”), that the Executive, his heirs, executors, administrators, successors, and assigns, have or may have as of the date of his execution of this Agreement including, but not limited to, Claims arising out of or resulting from:

(i)	any violation of

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act of 1986, as amended;

•	Claims of retaliation under the Fair Labor Standards Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Americans with Disabilities Act;

•	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.;

•	The Fair Credit Reporting Act;

•	The Equal Pay Act;

•	The Texas Commission on Human Rights Act, TEX. LAB. CODE ANN. § 21.001, et seq., and the anti-retaliatory provisions of the Texas Workers’ Compensation Act, TEX. LAB. CODE ANN. § 451.001, et seq.;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance (including those related to taxes); and

•	Any public policy, contract, tort, or common law;

(ii) the Executive’s employment or the Company’s decision, if any, to terminate the Executive’s employment and to enter into this Agreement, or the circumstances of the Executive’s departure, including without limitation, Claims based upon race, national origin, gender, age, religion, sexual orientation, or disability discrimination, retaliation, contract or quasi-contract claims, tax payments or withholdings or severance practices;

(iii) any tax payments, liabilities or obligations, withholding obligations, excise taxes, interest payments or penalties;

(iv) NEGLIGENCE OF ANY KIND, INCLUDING WITHOUT LIMITATION GROSS NEGLIGENCE, AGAINST THE RELEASED PARTIES BASED UPON THE ACTION OR INACTION OF THE RELEASED PARTIES; or

(v) any claim for costs, fees, or other expenses including attorney’s fees (collectively, the “General Release”); provided, however, that nothing in this General Release shall be deemed to be a waiver or release of the Company’s obligations to provide payments and/or benefits under the terms of this Agreement.

By signing this General Release, the Executive affirms that he has read this entire General Release; that he fully understands the meaning and effect of his action in executing this General Release; and that his execution of this General Release is knowing and voluntary. The Executive further acknowledges that neither the Company nor any of the other Released Parties has made any promise or representation to him that is not expressed in this General Release, and that in entering this General Release, he is not relying on any statement or representation by the Company or any of the other Released Parties, but is instead relying solely on his judgment in consultation with his attorneys, if he chooses to retain counsel.

(b) Consideration & Revocation. The General Release above does not act to waive any rights or claims that may arise after the date this Agreement is executed. By executing this Agreement, the Executive acknowledges and agrees that the Company has no legal obligation to provide the compensation and benefits being provided to him hereunder absent this Agreement, and such compensation and benefits are in addition to anything of value to which the Executive is already entitled. The Executive has been advised to consult with his attorney to obtain advice about his rights and obligations under this Agreement. The Executive represents that he has carefully read this Agreement and finds that it has been written in language that he understands. The Executive has been given at least 21 days to consider whether to accept this Agreement, and has signed it only after reading, considering and understanding it. If the Executive signs this Agreement before the expiration of the 21 days, he is expressly waiving his right to consider this Agreement for any remaining portion of that period. The parties agree that any changes made to this Agreement from the version originally presented to the Executive, whether those changes are deemed material or non-material, do not extend the 21-day period the Executive has been given to consider this Agreement. The Executive may revoke this Agreement for a period of seven days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Robert L. R. Munden, Senior Vice President, General Counsel and Secretary, Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, and state, “I hereby revoke my Agreement.” The revocation must be personally delivered to Robert L. R. Munden or his designee, or mailed to Robert L. R. Munden and postmarked on or before the date seven days after the Executive’s execution of this Agreement (and if mailed, concurrently sent via facsimile and/or electronic transmission to Robert L. R. Munden at (210) 829-9139 or Robert_Munden@harte-hanks.com). The Executive understands that he has the right to revoke this Agreement at any time during the seven calendar day period following the date on which he first signs this Agreement. Should Executive revoke this Agreement, the Company shall be relieved of any and all obligations to provide any further payments or benefits under the Transition Agreement to the Executive, his heirs, executors, administrators, successors, and assigns.

(c) Additional Release. In addition to the General Release above, the Executive (or, in the event of his death or his incapacity due to Disability, his surviving spouse, his conservator or guardian, or his estate, as the case may be) agrees to execute and deliver to the Company an additional release of Claims in favor of the Company (in the form attached hereto as Exhibit A, the “Additional Release”) as of the last day of the Employment Term as a condition to receipt of the payments and benefits described in Section 2.

Although this Agreement cannot prevent the Executive from filing a charge of discrimination or retaliation with the Equal Employment Opportunity Commission with regard to the Executive’s employment (or the termination thereof), knowing that the compensation and benefits provided to the Executive under this Agreement is mutually intended by both the Company and the Executive to provide the full and only compensation to the Executive for all claims, damages, or other demands that the Executive might have or make against the Company or any of the other Released Parties with respect to the Executive’s employment (or the termination thereof), the Executive agrees to forever waive any right to monetary recovery should any administrative agency or other individual or group of individuals pursue any claim on the Executive’s behalf. The Executive further agrees that the Executive will not request or accept anything of value from the Company or the other Released Parties not provided for in this Agreement as compensation or damages related to the Executive’s employment or the termination of the Executive’s employment with the Company. Therefore, should the Executive file a charge of discrimination or retaliation or pursue any other similar action with regard to the Executive’s employment with the Company (or the termination thereof), the Executive acknowledges and agrees that this Agreement will bar the Executive from receiving any compensation or personal relief in the event of such a charge or action.

8. Cooperation. During the Consulting Period and continuing thereafter, if requested by the Company the Executive shall cooperate and assist the Company and its subsidiaries and affiliates in any dispute, proceeding, or investigation in which the Company or any subsidiary or affiliate is involved and in which the Executive has been involved, or which involves facts or events that existed or arose during the period of the Executive’s employment or consultancy with the Company relating to the business of the Company. This obligation includes the Executive’s promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request; providing testimony in court, upon deposition, or by affidavit, that is truthful, accurate, and complete, according to information known to the Executive; and providing to the Company or the other Released Parties, or their counsel, truthful, accurate, and complete information known to the Executive, in connection with the prosecution or defense of the Company or any of the other Released Parties in such litigation or claims. If the Executive appear as a witness in any pending or future litigation at the request of the Company or any of the other Released Parties, the Company agrees to reimburse the Executive, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by the Executive as a result of the Executive’s fulfilling his obligations under this Section 8.

9. Conditions Applying to Payment of Benefits. The Executive understands and agrees that the payments and benefits to be provided to the Executive under this Agreement are subject to the Executive’s compliance with the terms and conditions set forth in this Agreement including, without limitation, the Restrictive Covenants. The Company agrees that if it believes the Executive is or may be violating his obligations under the Agreement such that Company intends to withhold payment(s) to the Executive, the Company will give the Executive written notice of the Company’s intent at least 14 days prior to the withholding of any such payment(s) so that the Executive can explain or cure the conduct, if appropriate.

10. Communications. Any notice, request or other communication required or permitted by this Agreement to be mailed, given or delivered to the Executive shall be in writing, addressed to him at his address as reflected on Company payroll records, or such address as he may furnish from time to time to the Company for the purposes hereof; and any payment to the Executive under this Agreement may be made by check delivered to him or mailed to or delivered at such address, or by wire transfer to an account designated by the Executive. Any notice, request or other communication required or permitted by this Agreement to be given to the Company is to be in writing, addressed to the Company, for the attention of the Chief Executive Officer (with a copy to the General Counsel), Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, or at such other address as the Company shall have furnished to the Executive for the purposes hereof.

11. Assignment; Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Executive; the obligations of the Executive hereunder are personal and this Agreement may not be assigned by the Executive. This Agreement is binding upon, and inures to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties, but, except to any such successor or assignor of the Company, this Agreement may not be assigned by the Company.

12. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of laws provision. The parties consent to the exclusive jurisdiction of the courts of and for Bexar County, Texas, for resolution of any dispute involving this Agreement. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding Section 4 (Restrictive Covenants) or Section 7 (Released Claims), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Sections 4 or 7, or any portion thereof, is found by a court of competent jurisdiction to be unenforceable, the Executive agrees that the Company may rewrite this Agreement to cure the defect, and the Executive shall execute the rewritten agreement upon request of the Company without any additional monies, benefits and/or compensation thereof. The Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

14. Entire Agreement and Modification. This Agreement constitutes the entire agreement and understanding between the Company and the Executive concerning the subject matters contained herein. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters except for the ERA and the Amended & Restated Severance Agreement dated on or about March 15, 2011. This Agreement may not be modified, terminated, waived, altered, or amended, except in a writing signed by the Executive, and a duly authorized officer of the Company (other than the Executive).

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first set forth above.

/s/ Gary J. Skidmore 7/27/12
Gary J. Skidmore

HARTE-HANKS, INC.

By:	/s/ Larry D. Franklin 7/30/12
Larry D. Franklin
Chairman, President & Chief Executive Officer

EXHIBIT A—ADDITIONAL RELEASE

General Release

This General Release (“Release”) is made and entered into as of                         , 2012, by and between Gary J. Skidmore (“Former Executive”) and Harte-Hanks, Inc., a Delaware corporation (“Company”).

RECITALS:

For good and valuable consideration set forth in the parties’ Transition Agreement, dated July 30, 2012 (the “Transition Agreement”), and in accordance with Section 7 of the Transition Agreement, the parties hereto agree as follows:

1. General Release of Claims. The Former Executive hereby voluntarily, completely and fully releases, remises, acquits and forever discharges the Company and its respective parents, affiliates, subsidiaries, divisions, branches, units and related entities, and its or their present and former officers, directors, employees, agents, successors and assigns (“Released Parties”), of and from any and all claims, demands, debts, suits, actions, causes of action, obligations, damages, costs, losses, interest, expenses and liabilities, of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, suspected or unsuspected, reasonably discoverable or not, present, fixed or contingent (collectively, “Claims”), that the Former Executive, his heirs, executors, administrators, successors, and assigns, have or may have as of the date of his execution of this Release including, but not limited to, Claims arising out of or resulting from:

(a)	any violation of

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act of 1986, as amended;

•	Claims of retaliation under the Fair Labor Standards Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Americans with Disabilities Act;

•	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.;

•	The Fair Credit Reporting Act;

•	The Equal Pay Act;

•	The Texas Commission on Human Rights Act, TEX. LAB. CODE ANN. § 21.001, et seq., and the anti-retaliatory provisions of the Texas Workers’ Compensation Act, TEX. LAB. CODE ANN. § 451.001, et seq.;

•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance (including those related to taxes); and

•	Any public policy, contract, tort, or common law;

(b) the Former Executive’s employment, the Company’s decision, if any, to terminate the Former Executive’s employment or to enter into the Transition Agreement; or the circumstances of the Former Executive’s departure, including, without limitation, Claims based upon race, national origin, gender, age, religion, sexual orientation, or disability discrimination, retaliation, contract or quasi-contract claims, or tax payments or withholdings or severance practices;

(c) any tax payments, liabilities or obligations, withholding obligations, excise taxes, interest payments or penalties;

(d) NEGLIGENCE OF ANY KIND, INCLUDING WITHOUT LIMITATION GROSS NEGLIGENCE, AGAINST THE RELEASED PARTIES BASED UPON THE ACTION OR INACTION OF THE RELEASED PARTIES; or

(e) any claim for costs, fees, or other expenses including attorney’s fees; provided, however, that nothing in this Release shall be deemed to be a waiver or release of the Company’s obligations to provide payments and/or benefits under the terms of the Transition Agreement.

Although this Release cannot prevent the Former Executive from filing a charge of discrimination or retaliation with the Equal Employment Opportunity Commission with regard to the Former Executive’s employment with the Company, knowing that the compensation and benefits provided to the Former Executive under this Release is mutually intended by both the Company and the Former Executive to provide the full and only compensation to the Former Executive for all claims, damages, or other demands that the Former Executive might have or make against the Company or any of the other Released Parties with respect to the Former Executive’s employment or the termination of the Former Executive’s employment, the Former Executive agrees to forever waive any right to monetary recovery should any administrative agency or other individual or group of individuals pursue any claim on the Former Executive’s behalf. The Former Executive further agrees that the Former Executive will not request or accept anything of value from the Company or the other Released Parties not provided for in this Release as compensation or damages related to the Former Executive’s employment or the termination of the Former Executive’s employment with the Company. Therefore, should the Former Executive file a charge of discrimination or retaliation or pursue any other similar action with regard to the Former Executive’s employment with the Company (or the termination thereof), the Former Executive acknowledges and agrees that this Release will bar the Former Executive from receiving any compensation or personal relief in the event of such a charge or action.

This General Release does not act to waive any rights or claims that may arise after the date this Release is executed.

By executing this Release, the Former Executive acknowledges and agrees that the Company has no legal obligation to provide the compensation and benefits being provided to him pursuant to the Transition Agreement (other than by virtue of such agreement), and such compensation and benefits are in addition to anything of value to which the Former Executive is already entitled.

2. No Admission of Wrongdoing. Each of the parties agrees that this Release shall not be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

3. Time to Consider; ADEA Disclosure. The Former Executive has been advised to consult with his attorney to obtain advice about his rights and obligations under this Release. The Former Executive represents that he has carefully read this Release and finds that it has been written in language that he understands. The Former Executive has been given at least 21 days to consider whether to accept this Release, and has signed it only after reading, considering and understanding it. If the Former Executive signs this Release before the expiration of the 21 days, he is expressly waiving his right to consider this Release for any remaining portion of that period. The parties agree that any changes made to this Release from the version originally presented to the Former Executive, whether those changes are deemed material or non-material, do not extend the 21-day period the Former Executive has been given to consider this Release.

4. Right to Revoke. The Former Executive may revoke this Release for a period of seven days following the day the Former Executive executes this Release. Any revocation within this period must be submitted, in writing, to Robert L. R. Munden, Senior Vice President, General Counsel and Secretary, Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, and state, “I hereby revoke my Release.” The revocation must be personally delivered to Robert L. R. Munden or his designee, or mailed to Robert L. R. Munden and postmarked on or before the date seven days after the Former Executive’s execution of this Release (and if mailed, concurrently sent via facsimile and/or electronic transmission to Robert L. R. Munden at (210) 829-9139 or Robert_Munden@harte-hanks.com). The Former Executive understands that he has the right to revoke this Release at any time during the seven calendar day period following the date on which he first signs this Release. Should Former Executive revoke this Release, the Company shall be relieved of any and all obligations to provide any further payments or benefits under the Transition Agreement to the Former Executive, his heirs, executors, administrators, successors, and assigns.

5. Effective Date. This Release shall not become effective or enforceable until the expiration of the seven-day revocation period described in Section 4 above (“Effective Date”). Upon the Effective Date, this Release shall automatically become effective without any further affirmative action on the part of the Former Executive or the Company.

6. Counterparts. This Release may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

7. Understanding. By signing this Release, the Former Executive affirms that he has read this entire Release; that he fully understands the meaning and effect of his action in executing this Release; and that his execution of this Release is knowing and voluntary. The Former Executive further acknowledges that neither the Company nor any of the other Released Parties has made any promise or representation to him that is not expressed in this Release, and that in entering this Release, he is not relying on any statement or representation by the Company or any of the other Released Parties, but is instead relying solely on his judgment in consultation with his attorneys, if he chooses to retain counsel.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date first set forth above.

Gary J. Skidmore

Harte-Hanks, Inc.

By:
Name:
Title: